Exhibit 99(a)(1)

CERTIFICATE OF TRUST

OF

RAMIUS ARCHVIEW EVENT CREDIT FEEDER FUND

(a Delaware Statutory Trust)

This Certificate of Trust of Ramius Archview Event Credit Feeder Fund (the “Trust”), dated as of April 30, 2015, is being duly executed and filed on behalf of the Trust for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1. NAME. The name of the statutory trust formed by this Certificate of Trust is Ramius Archview Event Credit Feeder Fund.

2. REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in New Castle county. The name of the Registered Agent of the Trust for service of process at such location is Corporation Service Company.

3. REGISTERED INVESTMENT COMPANY. The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of its beneficial interests.

4. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Michael Benwitt

Name:  Michael Benwitt

As Trustee and not individually

599 Lexington Avenue, 19th Floor,

New York, NY 10022